Exhibit 3(n)
CERTIFICATE
OF
WESTAR ENERGY, INC.
Business Entity ID No. 0087775

Pursuant to Sections 17-6401(g) and 17-6003 of the Kansas Statutes Annotated, the undersigned officers of Westar Energy, Inc., a corporation organized and existing under the laws of the State of Kansas, do hereby certify that at a meeting of the board of directors of said corporation held on December 14, 2011, the board of directors adopted resolutions relating to the decertification of certain series of preference shares, as follows:

DECERTIFICATION OF PREFERENCE SHARES

WHEREAS, the below-listed series of Preference Stock were described in certificates of designation filed with the office of the Secretary of State of the State of Kansas on the dates listed:

1.	8.70% Series Preference Stock - 300,000 Shares.
Certificate of Designation, Description and Certain Terms of Preference Stock, 8.70% Series, without par value (included as Exhibit A to the Restated Articles of Incorporation of The Kansas Power and Light Company filed on November 2, 1987, and originally filed on October 11, 1979).

2.	8.50% Series Preference Stock (1985) - 200,000 Shares.
Certificate Setting Forth a Copy of Resolutions of the Board of Directors Providing for a Series of Preference Stock Designated as 8.50% Preference Stock, without par value (included as Exhibit B to the Restated Articles of Incorporation of The Kansas Power and Light Company filed on November 2, 1987, and originally filed on March 4, 1985).

3.	8.50% Series Preference Stock (1991) - 1,000,000 Shares.
Certificate of Designations for a Series of Preference Stock designated as 8.50% Preference Stock, without par value (filed on May 31, 1991).

4.	7.58% Series Preference Stock - 500,000 Shares.
Certificate of Designations for a Series of Preference Stock designated as 7.58% Preference Stock, without par value (filed on April 8, 1992).

WHEREAS, no shares of the above-referenced series of Preference Stock are currently outstanding.

NOW THEREFORE BE IT RESOLVED, that the number of shares of each series of Preference Stock described in the above-referenced paragraphs is hereby decreased to zero; and further

RESOLVED, that the officers of the Company are hereby authorized to take such further actions and to execute and deliver such documents and provide such certificates as they may deem necessary or appropriate to carry out the purpose and intent of the foregoing resolutions, including without limitation any certificate setting forth a statement that the foregoing decrease has been authorized and directed by the Board of Directors.

We further certify that the capital of said corporation will not be reduced under or by reason of the decertification of these series of preference stock.

We declare that, under penalty of perjury under the laws of the state of Kansas, the foregoing is true and correct.

IN WITNESS WHEREOF, we have hereunto set our hands and affixed the seal of said corporation on the 20th day of February, 2012.

[SEAL]                             /s/ Mark A. Ruelle
Mark A, Ruelle
President and Chief Executive Officer

/s/ Larry D. Irick
Larry D. Irick
Vice President, General Counsel and
Corporate Secretary

State of Kansas        )
) ss.
County of Shawnee    )

Be it remembered that before me, a Notary Public in and for the aforesaid county and state, personally appeared Mark A. Ruelle, President and Chief Executive Officer, and Larry D. Irick, Vice President, General Counsel and Corporate Secretary, of the corporation named in this document, who are known to be to be the same persons who executed the foregoing certificate and duly acknowledge that execution of the same this 20th day of February, 2012.

[SEAL]                             /s/ Patti Beasley
Patti Beasley
Notary Public